UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549
                                                 FORM 3

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person
   PETER N. LOURAS
   4637 Chabot Drive, Suite 200
   Pleasanton, CA 94588
   USA

2. Date of Event Requiring Statement (Month/Day/Year)
   May 20, 1999

3. IRS or Social Security Number of Reporting
   Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   SIMPSON MANUFACTURING CO., INC. - (SSD)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                         ( ) 10% Owner
   ( ) Officer (give title below)       ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
                                           |                      |                |                                               |
Common Stock                               |              500     |         D      |                                               |
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                                           |                      |                |                                               |
                                           |                      |                |                                               |
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                                           |                      |                |                                               |
                                           |                      |                |                                               |
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___________________________________________________________________________________________________________________________________|


___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)               |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
                        |         |         |                       |         |          |             |                           |
                        |         |         |                       |         |          |             |                           |
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                        |         |         |                       |         |          |             |                           |
                        |         |         |                       |         |          |             |                           |
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                        |         |         |                       |         |          |             |                           |
                        |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|


Explanation of Responses:


SIGNATURE OF REPORTING PERSON

BY:  Peter N. Louras


/s/PETER N. LOURAS
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DATE


May 21, 1999
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